Exhibit 99.3

              COVENANT TRANSPORT UPDATES THIRD QUARTER EXPECTATIONS

CHATTANOOGA, TENNESSEE - October 6, 2004 - Covenant Transport, Inc. (Nasdaq/NMS:CVTI) announced today updated earnings guidance for the third quarter of 2004. The Company expects to release actual results for the quarter and nine months ended September 30, 2004, after the close of the market on October 18.

Chairman, President, and Chief Executive Officer David R. Parker stated, "Our present estimate is that earnings per diluted share will be in a range of $.32 to $.36 for the quarter, excluding the effects of an interest accrual we expect to make in connection with the reversal of a tax-planning strategy and the results of an actuarial study presently being conducted on our claims accruals. Our current estimate compares with $.28 per diluted share for the third quarter last year and our guidance given in July that indicated an expected range of $.36 to $.40 for the third quarter of this year.

The business environment is good. We experienced a soft spot in August that we did not expect and disruption in freight patterns in the Southeast during August and September due to the hurricanes that affected our equipment utilization, but in general July and September were quite good and October has started out strong. For the quarter, we expect revenue per total mile, excluding fuel surcharge, to improve more than 10% compared with the same period last year. We expect revenue per tractor per week, excluding fuel surcharge, to improve approximately 2%, to approximately $3,025 for the quarter. Excluding the possible effects of the actuarial study mentioned above, we are expecting an operating ratio of approximately 92.7% for the quarter compared with 94.0% for the same quarter last year.

In addition to the effects on utilization mentioned above, rapidly escalating fuel costs were the other main factor that influenced the change in our expectations. The national average diesel fuel price, as reported weekly by the United States Department of Energy, increased approximately 30 cents per gallon between July and September. Our fuel surcharge program historically has recovered approximately 70% of the effect of increases in fuel prices over the baseline prices in our contracts. As prices have risen, the effect of the unrecovered portion has grown. Even with fuel surcharge revenue expected to exceed $.10 per mile for the quarter, our net fuel cost, after collection of fuel surcharges, is up 2.5 cents
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per company  mile versus the third  quarter of last year.  For the  quarter,  we estimate that the impact of higher fuel prices, after collection of surcharges, is approximately $.10 per diluted share compared with the third quarter last year and approximately $.04 per diluted share greater than we expected based on fuel prices when we issued our guidance in July.

The tax item relates to our reversal of a tax planning strategy that was disallowed by the IRS. The strategy accelerated certain deductions. Accordingly, when it was reversed, certain deductions were recognized later than originally recorded, so we will incur interest, but not any penalties, on the reversal. We expect the interest charge to be approximately $400,000 pre-tax, and are in the process of finalizing that amount.

During the quarter we engaged an actuarial firm to analyze our claims accruals. Our self insured retention amounts have increased significantly over the past three years, and we believed it was appropriate to engage an outside actuarial firm to review the reserves and methodologies that we employ each quarter in our own analysis. While we believe our claims accrual methods have been prudent, the outside firm's analysis is not yet complete, and we cannot predict whether their analysis will indicate a need for changes in our accruals.

All-in-all, although we never like to lower guidance, we feel very good about the progress we are making in our business and the current supply-demand relationship in the freight market."

Covenant Transport, Inc. is a public truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America. The Company's Class A common stock is traded on the NASDAQ National Market under symbol, "CVTI."

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as
"anticipates,"   "believes,"   "estimates,"   "projects,"   "expects,"  "plans,"
"intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the
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trucking  industry;  decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work
stoppages  at  the  Company,   customers,   ports,  or  other  shipping  related
facilities;   increases  or  rapid  fluctuations  in  fuel  prices  as  well  as fluctuations in hedging activities and surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; high insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; seasonal factors such as harsh weather conditions that increase operating costs;
competition  from  trucking,   rail,  and  intermodal  competitors;   regulatory
requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of medium length of haul movements; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer
(423) 825-3336
hogjoe@covenanttransport.com